SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-A

              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                           CONSOLIDATED GRAPHICS, INC.
             (Exact name of registrant as specified in its charter)

                TEXAS                                  76-0190827
(State of incorporation or organization)  (I.R.S. Employer Identification No.)

        2210 W. DALLAS STREET
           HOUSTON, TEXAS                                 77019
(Address of principal executive offices)               (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                 Name of each exchange on which
         to be so registered                 each class is to be registered

COMMON STOCK, PAR VALUE $.01 PER SHARE        NEW YORK STOCK EXCHANGE, INC.

Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE
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Item 1.     DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

            The class of securities to be registered on the New York Stock Exchange, Inc. (the "Exchange"), is the Common Stock, par value $.01 per share (the "Common Stock"), of Consolidated Graphics, Inc., a Texas corporation (the "Company").

            The holders of Common Stock are entitled to one vote per share in the election of directors and on all other matters on which shareholders are entitled or permitted to vote. Such holders are not entitled to vote cumulatively for the election of directors. Holders of Common Stock have no redemption, conversion, preemptive or other subscription rights. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all of the assets of the Company remaining, if any, after satisfaction of the debts and liabilities of the Company and the preferential rights of holders of the Preferred Stock, if any, then outstanding. The outstanding shares of Common Stock are not subject to calls, assessments or redemption by the Company.

            Holders of Common Stock are entitled to receive dividends when and as declared by the Board of Directors of the company out of funds legally available therefor only after payment of, or provision for, full dividends (on a cumulative basis, if applicable) on all outstanding shares of any series of Preferred Stock and after the Company has made provision for any sinking or purchase funds for any series of Preferred Stock. The Company has not paid any cash dividends on the Common Stock since its incorporation and does not anticipate paying cash dividends in the foreseeable future.

Item 2.     EXHIBITS

             1.    All exhibits  required by  Instruction II to Item 2 will be supplied to the Exchange.

                                   SIGNATURES

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                             CONSOLIDATED GRAPHICS, INC.

                         By:  /s/ G. CHRISTOPHER COLVILLE
                                  G. Christopher Colville
                                  Vice President - Mergers and Acquisitions
                                  and Chief Financial Officer

Date:  January 8, 1997